361 GLOBAL MANAGED FUTURES STRATEGY FUND

TRADING ADVISORY AGREEMENT BETWEEN

361 CAPITAL, LLC

AND

REVOLUTION CAPITAL MANAGEMENT LLC

THIS TRADING ADVISORY AGREEMENT (the “Agreement”), dated as of _____________, is entered into by and between 361 Capital, LLC (the “Advisor”), a Delaware limited liability company, and Revolution Capital Management LLC (the “Trading Advisor”), a Colorado limited liability company.

WHEREAS, the Advisor has agreed to furnish investment advisory services to 361 Global Managed Futures Strategy Fund (the “Fund”), a series of Investment Managers Series Trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor wishes to engage the Trading Advisor to provide certain trading advisory services to the Fund; and

WHEREAS, this Agreement has been approved by the Board of Trustees of the Trust in accordance with Section 15 of the 1940 Act, and the Trading Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment. In accordance with the Investment Advisory Agreement between the Fund and the Advisor (the “Advisory Agreement”), the Advisor hereby appoints the Trading Advisor to act as trading advisor with respect to the Fund for the period and on the terms set forth in this Agreement. The Trading Advisor accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. The Advisor hereby agrees that for as long as this Agreement is in effect the Fund will not be managed by any other trading advisor. The parties agree, however, that the Advisor may in its discretion appoint a registered investment advisor to manage the securities and other assets of the Fund, in accordance with the 1940 Act and the rules and requirements thereunder.

2.	Duties and Obligations of the Trading Advisor with Respect to Investment of Allocated Assets of the Fund. Subject to the succeeding provisions of this section and subject to the oversight of the Board of Trustees of the Trust (the “Board”) and the Advisor, the Trading Advisor, with respect to such portion of the Fund’s assets as shall be allocated to the Trading Advisor by the Advisor from time to time (the “Allocated Assets”), shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Allocated Assets consistent with the managed futures strategy set forth in the Registered Fund’s Prospectus (as provided to the Trading Advisor in advance of the date hereof), and, in connection therewith, have complete discretion in purchasing and selling assets for the Fund with respect to the Allocated Assets, and in voting, exercising consents and exercising all other rights appertaining to such assets on behalf of the Fund with respect to the Allocated Assets; (ii) supervise the investment program of the Allocated Assets and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase and sale of assets held in the investment portfolio of the Allocated Assets.

The Trading Advisor’s responsibility for providing management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets. For the purpose of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-7 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Trading Advisor will not, with respect to transactions in assets for the Fund, consult with any other trading advisor or sub-advisor to the Fund, the Registered Fund or any series of the Trust. The Trading Advisor is hereby authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of investments and payments of cash for the account of the Fund.

The Fund acknowledges that the Trading Advisor makes no warranty that any investments made by the Trading Advisor hereunder will not depreciate in value or at any time will not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Trading Advisor.

The Trading Advisor will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes in the Allocated Assets since the prior report, and will also keep the Board and the Advisor informed of important developments affecting the Trust, the Fund and the Trading Advisor, and on its own initiative, will furnish the Board from time to time with such information as the Trading Advisor may believe appropriate for this purpose, whether concerning the individual companies the investments of which are included in the Allocated Assets’ holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Allocated Assets maintain investments, or otherwise. The Trading Advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Allocated Assets as the Trading Advisor may believe appropriate or as the Board reasonably may request.

The Trading Advisor will report to the Board and the Advisor all material matters related to the Trading Advisor. On an annual basis, the Trading Advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Trust, the Trading Advisor shall permit the Advisor and the Trust, or their respective representatives to examine the reports required to be made to the Trading Advisor under the Code and its compliance policies and procedures. The Trading Advisor will notify the Advisor and the Trust in writing of any change of control of the Trading Advisor at least 90 days prior to any such changes and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Trading Advisor, as promptly as possible, and in any event prior to such change.

The Trading Advisor will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

The Trading Advisor will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the custodian and fund accountant may reasonably require. In accordance with procedures adopted by the Board, the Trading Advisor is responsible for assisting in the fair valuation of all Allocated Assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Trading Advisor for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

3.	Covenants. In the performance of its duties under this Agreement, the Trading Advisor:

(a)       shall at all times conform to, and act in accordance with, any requirements imposed by: (i) applicable provisions of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) any applicable U.S. federal and state law; (iii) any other applicable provision of law; (iv) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (v) applicable policies of the Fund as set forth in its registration statement on Form N-1A (the “Registration Statement”); and (vi) the compliance policies and procedures of the Trust adopted by the Board, as applicable to the Trading Advisor’s services to the Fund, and which applicable policies and procedures have been provided in advance to the Trading Advisor to allow reasonable review and implementation thereof.

(b)       will place orders either directly with the issuer or with any broker, dealer or futures commission merchant (“FCM”). Subject to the other provisions of this Section, in placing orders, the Trading Advisor will attempt to place orders with such parties as may, in the judgment of the Trading Advisor, result in the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the counterparty firm’s general execution and operational facilities and risk in positioning the assets involved, it being understood that this responsibility for best execution shall not obligate the Trading Advisor to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund. In placing orders, the Trading Advisor will consider the experience and skill of the counterparty firm’s traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation and with Section 28(e) of the Securities and Exchange Act of 1934, as amended, to the extent applicable, the Trading Advisor may cause the Fund to pay a member of a securities exchange, broker or dealer an amount of commission for effecting a transaction in excess of the amount of commission another such person would have charged for effecting that transaction it determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such person, viewed in terms of either that particular transaction or with respect to clients for which the Trading Advisor exercises investment discretion. Information and research received from such persons will be in addition to, and not in lieu of, the services required to be performed by the Trading Advisor hereunder. A commission paid to such persons may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Trading Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Trading Advisor to the Fund and its other clients for which it exercises investment discretion and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. It is understood that the expenses of the Trading Advisor will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Trading Advisor by qualified persons that effect transactions for the Fund may be used by the Trading Advisor in servicing other investment companies, funds and accounts that it manages. Similarly, research services furnished to the Trading Advisor by such persons that effect transactions for other investment companies, funds and accounts that the Trading Advisor manages may be used by the Trading Advisor in servicing the Fund. It is understood that not all of these research services are used by the Trading Advisor in managing any particular account, including the Fund. In no instance, however, will the Fund’s investments or commodity interests be purchased from or sold to the Trading Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

The Trading Advisor and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Trading Advisor or of its affiliates and the Trading Advisor’s own accounts, if such aggregation is consistent with applicable law. However, subject to its best execution obligations as herein set forth, the Trading Advisor is under no obligation to aggregate any such orders under any circumstances.

(c)       will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Trading Advisor’s disclosure of such information is required by law or regulation, or when so requested by the Fund.

(d)       will supply such information to the Fund’s co-administrators and permit such compliance inspections by the Fund’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board.

(e)       will not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board and, if the Board authorizes such payments, the Trading Advisor shall report regularly to the Trust on the amounts paid and the relevant financial intermediary.

(f)       will use its reasonable best efforts to provide reasonably requested information or documentation to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust with a copy of the Trading Advisor’s compliance policies and procedures as well as any written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.	Services Not Exclusive. Nothing in this Agreement shall prevent the Trading Advisor or any officer, employee, affiliate or related person thereof from acting as investment or trading advisor or rendering similar services or other services for any funds/accounts, other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Trading Advisor or any of its officers, employees or agents from buying, selling or trading any investments for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Trading Advisor will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Trading Advisor and its affiliates are not restricted from forming or serving additional investment funds, from entering into other investment advisory/subadvisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Trading Advisor.

5.	Independent Contractor. The Trading Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority or obligation to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Trading Advisor hereby agrees that all records which it maintains for the Fund as required by Rule 31a-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Trading Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to transactions effected by the Trading Advisor (except for 31a-1(b)(2)(iv), (b)(4) and (b)(11)). Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Trading Advisor maintaining copies of any such records.

7.	Expenses. During the term of this Agreement, the Trading Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

8.	Compensation of the Trading Advisor. The Advisor agrees to pay to the Trading Advisor out of the advisory fee the Advisor receives with respect to the Fund, and the Trading Advisor agrees to accept as full compensation for all services rendered hereunder by the Trading Advisor as such, a fee accrued daily and paid monthly in arrears and calculated at an annual percentage (set forth in Appendix A) of the Advisor’s net fee accrued from the Fund, which rate shall be a percentage of the net fee accrued by the Advisor from the Fund (after giving effect to any waivers and reimbursements pursuant to the Advisor’s expense reimbursement agreement with the Fund). For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The parties acknowledge that the Fund intends to invest a portion of its assets in a wholly-owned subsidiary of the Fund organized under the laws of the British Virgin Islands (the “Subsidiary”). It is the intention of the parties that the Trading Advisor collect trading advisory fees on the assets at the Fund level or assets at the Subsidiary level, but not both. Accordingly, to the extent the Fund invests assets in the Subsidiary, the Trading Advisor agrees to waive the trading advisory fee with respect to the Fund in an amount equal to the investment advisory fee paid to the Trading Advisor by the Advisor pursuant to the trading advisory agreement between the Trading Advisor and the Advisor with respect to the Subsidiary, in order that the aggregate trading advisory fee paid by the Advisor to the Trading Advisor with respect to the Fund and the Subsidiary equals the amount of the trading advisory fee that would have been paid by the Advisor to the Trading Advisor with respect to the Fund if the Fund had not invested assets in the Subsidiary.

9.	Compensation of Directors, Officers and Employees. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Trading Advisor or any affiliated company of the Trading Advisor, except as may be approved by the Registered Fund.

10.	Trading Advisor’s Liability.

(a)       The Trading Advisor shall not be liable for any error of judgment, any act or omission, any mistake of law, or for any loss suffered by the Trading Advisor or by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Trading Advisor in the performance of its duties or from reckless disregard by it of its duties under this Agreement. The Trading Advisor may consult with counsel and accountants engaged by the Trust in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants.

(b)       U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

11.	Representations and Warranties Applicable to the Trust, the Advisor, and the Fund. The Advisor represents and warrants to the Trading Advisor that:

(a)	It is duly organized, existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder.

(b)	This Agreement has been duly authorized, executed, and delivered by it and constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms.

(c)	This Agreement has been duly considered and approved, consistent with applicable requirements of the 1940 Act, including Section 15 thereof.

(d)	The Advisor has been duly authorized to enter into this Agreement, and as a result thereof, to delegate to the Trading Advisor the provision of services to the Fund as contemplated hereunder.

(e)	The Trust and the Fund are currently in compliance in all material respects with applicable laws, the Registration Statement and the policies defined in Rule 38a-1 of the 1940 Act (“38a-1 Policies”). Further, unless caused by the Trading Advisor’s breach of this Agreement, the Advisor shall at all times continue to operate the Fund so as to comply in all material respects with the requirements imposed upon the Fund by applicable law and regulations and applicable regulations of any industry self-regulatory agency.

(f)	There are no actual or threatened actions, suits, proceedings, investigations or inquiries pending against it at law or in equity or before or by any governmental authority or self-regulatory body in which an adverse decision would reasonably be expected to materially and adversely affect the Fund.

(g)	Each of the Trust, the Advisor and the Fund has, and continues to maintain, adequate errors and omissions and directors’ and officers’ insurance policies and there has been no claim made under any such policy since January 1, 2019.

(h)	Since January 1, 2018 through the date hereof, there have been no Material Compliance Matters (as defined by Rule 38a-1 of the 1940 Act) detected or reported concerning the Fund.

(i)	The Fund is a “qualified eligible person” (as such term is defined in the Commodity Futures Trading Commission Regulation (“CFTC”) 4.7(a)) and it consents to the Trading Advisor treating its account as an “exempt account”.

The Advisor shall notify the Trading Advisor promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

12.	Further Representations and Warranties of the Advisor. The Advisor further represents and warrants to the Trading Advisor, which representations and warranties shall be deemed to be continuing, that:

(a)	Except for the information furnished by the Trading Advisor for inclusion in the Prospectus or Statement of Additional Information, the Prospectus and the Statement of Additional Information of the Fund do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)	The Advisor (i) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement and the investment advisory agreement by and between the Advisor and the Trust remains in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from entering into, and performing under, this Agreement, and (iii) will promptly notify the Trading Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

(c)	The Advisor has in place all regulatory, self-regulatory and exchange approvals, licenses, registrations, memberships and/or exemptions as may be necessary in order for it enter to into and perform its obligations under this Agreement.

(d)	The Advisor is registered with the CFTC as a commodity trading advisor and commodity pool operator and is a member of the National Futures Association.

The Advisor shall notify the Trading Advisor promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

13.	Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to the Advisor that:

(a)	It is duly organized, existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder.

(b)	This Agreement has been duly authorized, executed, and delivered by it and constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms.

(c)	There are no actual or threatened actions, suits, proceedings, investigations or inquiries pending against it at law or in equity or before or by any governmental authority or self-regulatory body in which an adverse decision would reasonably be expected to materially and adversely affect the Fund.

(d)	It has, and continues to maintain, adequate errors and omissions and directors’ and officers’ insurance policies and there has been no claim made under any such policy since January 1, 2019.

The Trading Advisor shall notify the Advisor promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

14.	Further Representations and Warranties of the Trading Advisor. The Trading Advisor further represents and warrants to the Advisor, which representations and warranties shall be deemed to be continuing, that:

(a)	The Trading Advisor (i) is not prohibited by the 1940 Act from entering into, and performing under, this Agreement, and (ii) will promptly notify the Advisor of the occurrence of any event that would disqualify the Trading Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

(b)	The Trading Advisor has in place all regulatory, self-regulatory and exchange approvals, licenses, registrations, memberships and/or exemptions as may be necessary in order for it enter to into and perform its obligations under this Agreement.

(c)	The Trading Advisor is registered with the CFTC as a commodity trading advisor and commodity pool operator and is a member of the National Futures Association.

The Trading Advisor shall notify the Advisor promptly in writing if at any time any event shall occur which would make or tend to make any of the foregoing not true or incomplete.

15.	Duration and Termination. This Agreement shall, unless sooner terminated with respect to the Fund as provided herein, continue in effect for a period of two years from its effective date. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Trust at any time as to the Fund, without the payment of any penalty, upon giving the Trading Advisor 60 days’ written notice (which notice may be waived by the Trading Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Registered Fund at the time outstanding and entitled to vote, (ii) by the Advisor on 60 days’ written notice to the Trading Advisor and the Trust (which notice may be waived by the Trading Advisor), or (iii) by the Trading Advisor upon giving the Trust 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Registered Fund and the Advisor (the “Registered Fund Advisory Agreement”) or the Advisory Agreement. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.) Termination of this Agreement shall not affect the right of the Trading Advisor to receive payment on any unpaid balance of the compensation described in Section 8 above earned prior to such termination.

16.	Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

17.	Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

19.	Force Majeure. The Trading Advisor shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

20.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

21.	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

22.	Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

*** Signature Page Follows ***

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE ADVISOR:

361 Capital, LLC

By:
Name:
Title:

THE TRADING ADVISOR:

Revolution Capital Management LLC

By:
Name:
Title:

Appendix A

Fund	Trading Advisor Fee*	Effective Date
361 Global Managed Futures Strategy Fund Limited		________, 20__

[*The Trading Advisory fee is a percentage of the Advisor’s net fee accrued from the Fund (after giving effect to any expense reimbursements/waivers pursuant to the Advisor’s [expense reimbursement agreement] with the Fund.)]